EXHIBIT 99.1
#08-22

News Release CONTACT: Greg Powell Vice President, Investor Relations B/E Aerospace, Inc. (561) 791-5000 ext. 1450

B/E AEROSPACE COMMENTS ON STRONG 2008 THIRD QUARTER RESULTS;
UPDATES FINANCIAL GUIDANCE

WELLINGTON, FL, October 13, 2008 – B/E Aerospace, Inc. (Nasdaq : BEAV), the world's leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today commented on its expected results for the third quarter of 2008 and on its outlook for the remainder of 2008, 2009 and 2010.

The company expects to report strong results for the third quarter of 2008 with revenues and operating earnings up in excess of 35 percent and 65 percent, respectively, as compared with the third quarter of 2007, exclusive of approximately $0.02 per diluted share of acquisition, transition and integration costs associated with the acquisition of Honeywell’s Consumables Solutions distribution business (HCS).  The company expects to report third quarter earnings per diluted share of approximately $0.58 exclusive of the aforementioned HCS acquisition related costs, as well as debt prepayment costs of approximately $0.03 per diluted share.  These results are well in excess of consensus expectations.  The company plans to release its third quarter financial results on Monday, October 27, 2008.

"We expect to report excellent financial results for the third quarter of 2008, but the near-term outlook has significantly deteriorated,” commented Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace, Inc.  “Global macroeconomic trends have become increasingly negative over the past couple of months.  The weakened global economy, the impact of the high cost of energy on consumers, high jet fuel costs, and high ticket prices are negatively impacting global passenger air travel.  In response to declining air travel, airlines are significantly reducing capacity and implementing tough cash conservation measures.  The business jet industry has also begun to be negatively impacted by the weakened global economy, lower corporate profitability, high jet fuel costs, and difficulty in arranging new aircraft financing.  These conditions are negatively impacting demand for our products.  As such, the company is lowering its financial guidance for the remainder of 2008, 2009 and 2010.”

Commenting on the company’s outlook, Mr. Khoury stated, “Airlines around the world are experiencing very substantial year-over-year traffic declines, and business jet cycles (takeoffs and landings) were down 18 percent in August (8 percent on a year-to-date basis).  The impact of these changes in market conditions have resulted in more subdued expectations for demand for our products.  We now expect fourth quarter earnings per diluted share of approximately $0.50, exclusive of acquisition, transition and integration costs of approximately $0.04 per diluted share.  We currently expect these conditions to continue into 2009 and as such are establishing preliminary guidance for revenues of approximately $2.5 billion in 2009 and for earnings per diluted share for 2009 of approximately $2.00 per diluted share, exclusive of acquisition, integration and transition costs, of approximately $0.10 per diluted share.  We anticipate that revenues and earnings for 2010 will be higher than 2009.  We will provide more details on our guidance when the company reports its third quarter results.”

Commenting on major third quarter activities, Mr. Khoury said, “The recently completed acquisition of HCS has significantly strengthened our strategic position in the distribution market.  We financed this acquisition, which closed on July 28, 2008, with $1.4 billion of new debt financing.  We believe the financing for this transaction was obtained on favorable terms in a very difficult market due to the strategic advantage which we have created by combining the HCS business with our own, and the longer-term value we expect to create as we complete the integration of the two businesses.  We continue to believe the outlook for B/E Aerospace is substantially improved as a result of the acquisition of HCS.”

The company expects total acquisition, integration and transition costs of approximately $25 million through 2010.  The lion’s share of these costs will be incurred in 2009 as the company completes the planned reductions-in-force, lease buy-outs and other integration related activities.

As a result of the financing arrangements completed during the third quarter, the company has no debt maturing until 2014 and has a $350 million undrawn revolving credit facility.  In addition, as of September 30, 2008 the company had over $115 million of cash on hand.

Separately, the company announced today that Airbus has selected B/E Aerospace as its supplier of next generation galley systems for the new A350 XWB aircraft.  This award is the largest award the company has ever received and is valued at more than $1 billion.  Program deliveries are scheduled to begin in 2013.

“Today’s $1 billion A350 XWB galley award taken together with other awards such as the company’s oxygen award to equip the A350 XWB and the oxygen/PSU award for the B787 as well as numerous awards from international airlines for our commercial aircraft products on the B787, B747-8 and A380 provide an excellent long-term platform for revenue growth over the coming years for our commercial aircraft segment.  Future revenue growth within our business jet segment will be driven by the introduction of several new business jet aircraft types.  We have been selected to deliver major new programs for a number of these new aircraft types.  Our exceptionally strong position on these new aircraft platforms along with other current awards form the basis for our expectation of increasing revenue growth in our commercial aircraft and business jet segments beginning in 2010.  While the value of these long-term awards currently totals over $2 billion, only a very small portion has been included in our record backlog,” concluded Mr. Khoury.

           This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve risks and uncertainties.  B/E Aerospace’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those related to the expected benefits from the HCS acquisition, changes in market and industry conditions and those discussed in B/E Aerospace’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled “Forward-Looking Statements” contained in B/E Aerospace’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.
B/E Aerospace, Inc. is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The Company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.